Exhibit 21

SUBSIDIARIES OF THE COMPANY

Richardson Electronics Pty Limited	Australia

Richardson Electronics do Brasil Ltda.	Brazil

Richardson Electronics Canada, Ltd.	Canada

Richardson Electronics Trading (China) Co., Ltd.	China

Richardson Powerlink MEA	United Kingdom

Richardson Electronique SAS	France

Richardson Electronics GmbH	Germany

Richardson Electronics Hong Kong Limited	Hong Kong

Richardson Electronics India Private Limited	India

Aviv-Richardson Ltd.	Israel

Richardson Electronics S.R.L.	Italy

Richardson Electronics Japan K.K.	Japan

Richardson Electronics Korea Limited	Korea

Richardson Electronics S.A. de C.V.	Mexico

Richardson Electronics Benelux B.V.	Netherlands

Richardson Electronics Netherlands B.V.	Netherlands

Richardson Electronics Global Holdings BV	Netherlands

Richardson Electronics Pte. Ltd.	Singapore

Richardson Electronics Iberica S.A.	Spain

Richardson Electronics Nordic AB	Sweden

Richardson Electronics (Thailand) Limited	Thailand

Richardson Electronics Limited	United Kingdom

Richardson International, Inc.	United States